Exhibit 10.1

Diplomat Pharmacy, Inc.
Non-Employee Director Compensation Program

(effective October 1, 2018)

Annual cash retainer:
Board	$80,000
Additional annual cash retainer:
Lead Director	$30,000
Audit Committee-Chair	$20,000
Compensation Committee-Chair	$15,000
Nominating and Corporate Governance Committee-Chair	$15,000
Audit Committee-Member	$10,000
Compensation Committee-Member	$7,500
Nominating and Corporate Governance Committee-Member	$7,500
Special Committee-Member (as applicable)	$15,000-20,000
Annual grant of restricted stock (grant date fair value):
Board	$150,000
Special grant of restricted stock (grant date fair value):
Lead Director	$75,000

In addition, the Company reimburses expenses associated with attendance at Board meetings for all directors.

Restricted Stock - Board.  Each non-employee director will be paid the annual grant of restricted stock as of the earlier of (a) June 1 and (b) the date of the annual meeting of shareholders.  Notwithstanding the foregoing, (i) the initial restricted stock grant for a new non-employee director appointed other than at the annual meeting of shareholders shall be made as of the date of initial appointment and (ii) any restricted stock grant made as a result of changes to the non-employee director compensation program shall be made as of the effective date of such changes, each of the foregoing having a pro rata grant date fair value as determined by the Board or the Compensation Committee.

The restricted stock vests in full on the first anniversary of the grant date or earlier upon a change of control of the Company, subject to the director’s continued service to the Company through such vesting date. Except as set forth in the prior sentence, the restricted stock will be forfeited in the event of termination of service prior to the vesting date.  During the restricted period, the restricted stock entitles the participant to all of the rights of a shareholder, including the right to vote the shares and the right to receive any dividends thereon. Prior to the end of the restricted period, restricted stock generally may not be sold, assigned, pledged, or otherwise disposed of or hypothecated by participants.

Restricted Stock — Lead Director.  In connection with Mr. Wolin’s appointment as the initial Lead Director of the Board, he received a grant of restricted stock.  The restricted stock vests 50% on the first anniversary of the initial appointment and 50% on the second anniversary (or earlier upon a change of control of the Company), subject to Mr. Wolin’s continued service to the Company as a director through such vesting dates. Except as set forth in the prior sentence, the restricted stock will be forfeited in the event of termination of service as Lead Director prior to the vesting date.  During the restricted period, the restricted stock entitles Mr. Wolin to all of the rights of a shareholder, including the right to vote the shares and the right to receive any dividends thereon. Prior to the end of the restricted period, the restricted stock generally may not be sold, assigned, pledged, or otherwise disposed of or hypothecated.